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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

For Registration of Certain Classes of Securities
Pursuant to Section 12(b) or (g) of the
Securities Exchange Act of 1934

THE SCO GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	87-0662823 (I.R.S. Employment Identification No.)
355 South 520 West Lindon, Utah 84042 (Address of Principal Executive Offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class of securities to be so registered:	Name of each exchange on which each class is to be registered:
None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates (if applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights
(Title of Class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant's Securities to be Registered.

        On August 10, 2004, pursuant to a Rights Agreement (the "Rights Agreement") by and between The SCO Group, Inc. (the "Company") and Computershare Trust Company, Inc., the Company's board of directors authorized and declared a distribution of one right (each, a "Right") for each outstanding share of common stock, par value $0.001 per share ("Common Stock") of the Company. The distribution was payable to stockholders of record at the close of business on August 30, 2004 (the "Record Date"), and is likewise payable with respect to each share of Common Stock of the Company that shall become outstanding between the Record Date and the earliest of the Distribution Date (as defined below), the time at which the Rights are redeemed and the close of business on the tenth anniversary of the Rights Agreement. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share (a "Unit") of Preferred Stock at a purchase price (the "Purchase Price") of $60 per Unit, subject to adjustment.

Rights Attach to Common Shares until a Distribution Date

        Initially, and until the occurrence of a Distribution Date, the Rights shall attach to the stock certificates of all outstanding shares of Common Stock and no separate rights certificate ("Rights Certificate") will be issued. Until the occurrence of a Distribution Date, the Rights are non-exercisable and nontransferable; the Rights may not be transferred separately from the Common Stock and any transfer of Common Stock will also constitute a transfer of the Rights. Until a Right is exercised, the holder of a Right shall not have the right to vote or to receive dividends.

Distribution of Rights

        Shortly following the Distribution Date, each stockholder of record will receive by mail a separate certificate evidencing the Rights of the respective stockholder. The Distribution Date will occur on the earlier of two events: ten days following (i) a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has, subject to certain exceptions, acquired or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of the Common Stock of the Company (the "Stock Acquisition Date"), other than as a result of repurchases of stock by the Company, or (ii) the commencement of, or public announcement of an intention to make, a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of Common Stock.

Right to Purchase Stock

        If a person or group acquires, or obtains the right to acquire, 15% or more of the outstanding Common Stock of the Company (and thereby becomes an Acquiring Person), each holder of a Right (except those held by the Acquiring Person and its Affiliates and Associates (as defined in Rule 12b-2 of the Securities Exchange Act Rules and Regulations as in effect on the date of the Rights Agreement) will have the right to purchase, upon exercise, shares of Series A Junior Participating Preferred Stock, par value $0.001 per share ("Preferred Stock") of the Company having a value equal to two times the exercise price of the Right.

        If, at any time after the Stock Acquisition Date, the Company is involved in a merger or other business combination in which (i) the Company is not the surviving corporation (except for a merger that results from an offer for all the outstanding Common Stock of the Company, which offer the Company's board of directors deems fair and in the best interest of the Company and its stockholders), or (ii) 50% or more of the Company's assets, cash flow or earning power is sold or transferred, then each holder of a Right (except holders of Rights which have previously been voided) will have the right to receive, after the exercise of the Right, common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Exchange and Redemption

        The Rights cannot be exercised until the Distribution Date and will expire at 5:00 p.m., Mountain Time on August 10, 2014; provided, however, that if such date is not a business day it shall mean 5:00 p.m., Mountain Time, on the next succeeding business day, unless earlier redeemed or exchanged by the Company as described below.

        At any time after an individual or group becomes an Acquiring Person and before the Acquiring Person, alone or with its Affiliates and Associates, obtains 50% or more of the outstanding Common Stock of the Company, the board of directors may exchange the Rights (other than Rights owned by the Acquiring Person), in whole or in part at an exchange ratio described in the Rights Agreement, on the earlier of (i) the date on which any individual, firm, corporation or other entity, or any successor (by merger or otherwise) of such entity (a "Person") becomes an Acquiring Person and (ii) the date on which a tender or exchange offer has been made by any Person (subject to the exceptions provided for in the Rights Agreement).

        At any time until 10 days following the Stock Acquisition Date, the board of directors may redeem the Rights in whole, but not in part, at a price of $0.001 per Right (payable in cash, Common Stock or other consideration deemed appropriate by the board of directors). The Rights will terminate immediately upon an action of the board of directors ordering redemption of the Rights, and the only right remaining available to the holder will be to receive the $0.001 redemption price.

Amendments

        Prior to the Stock Acquisition Date, the board of directors, without the approval of any holders of Rights, may supplement or amend any of the provisions of the Rights Agreement. After the Stock Acquisition Date, however, the board of directors may only amend the Rights Agreement (as long as the Rights are redeemable) in order to (i) cure any ambiguity, (ii) correct or supplement any defective or inconsistent provision, (iii) shorten or lengthen any time period under the Rights Agreement, or (iv) to change or supplement any provision under the Rights Agreement so long as it does not adversely affect the interests of the Rights holders.

        This Summary of Rights to Purchase Preferred Stock does not purport to be a complete description of the Rights and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

Item 2. Exhibits.

Exhibit Number:	Description of Exhibit:
4.1	Amended and Restated Certificate of Incorporation of Caldera International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding consolidation of outstanding shares (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding change of name to The SCO Group, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.4
Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911) ).
4.5
Certificate of Correction correcting the Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).
4.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.7
Rights Agreement dated as of August 10, 2004 by and between the Registrant and Computershare Trust Company, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: April 15, 2005

THE SCO GROUP, INC.
By:	/s/ BERT B. YOUNG Name: Bert B. Young Title: Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number:	Description of Exhibit:
4.1	Amended and Restated Certificate of Incorporation of Caldera International, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.2
Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding consolidation of outstanding shares (incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.3
Certificate of Amendment to Amended and Restated Certificate of Incorporation regarding change of name to The SCO Group, Inc. (incorporated by reference to Exhibit 3.3 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.4
Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.1 to the Registrant's Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911) ).
4.5
Certificate of Correction correcting the Certificate of Designation of Series A Junior Participating Preferred Stock (incorporated by reference to Exhibit 4.2 to the Registrant's Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).
4.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.4 to the Registrant's Registration Statement on Form 8-A12G/A (File No. 000-29911)).
4.7
Rights Agreement dated as of August 10, 2004 by and between the Registrant and Computershare Trust Company, Inc. (incorporated by reference to Exhibit 4.3 to the Registrant's Current Report on Form 8-K filed on September 1, 2004 (File No. 000-29911)).

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  Item 1. Description of Registrant's Securities to be Registered.
  Item 2. Exhibits.
SIGNATURE
INDEX TO EXHIBITS